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The following is a partial transcript of an interview by Tremayne Collins with Adam Aron, Chief Executive Officer, President and Director of AMC Entertainment Holdings, Inc., which originally aired on the YouTube Channel of “Trey’s Trades” on April 14, 2021.

EXCERPTS

TREMAYNE COLLINS: So, I think the biggest piece that we probably want to dissect here is proposal one of the recent proxy statement, the 500 million share dilution. I’ve paid very close attention to this. I’ve been covering it, as you know, on the channel for quite a while now trying to dig through everything that’s going on and, you know, we’ve come up with a couple of questions. But, the main thing is the FUD, the fear, uncertainty and doubt. There’s a lot of unknowns regarding the 500 million share dilution and proposal for it, and the media is not helping the least bit. It spreads a massive amount of fear and that scares a lot of the retail investors. So, I want to take the opportunity. Well, this is just my first question. We can kind of go from here and have a conversation. But, you know, we know that the board of directors is urging that we vote ‘Yes’ to proposal one at the annual meeting of stockholders on May 4th, and it’s a critical requirement, right? It was in quotations and I take that directly from proposal one in the proxy statement. So, you know, this would increase the number of shares about 500 million shares if we were to hypothetically put them all into the market, which I don’t personally believe will happen. I think there’s some fear that will happen to a total of over 1 billion shares. So, what are the possible benefits to your shareholders of doubling the number of authorized shares out on the market? You know, it’s important for people to realize that this is the right, not the obligation, to issue stock. So, that’s my first question. I’ll let you take the reins and kind of talk about it.

ADAM ARON: So, you’re talking about fear, uncertainty and doubt. There’s more misinformation floating around the internet, floating around the media, about this proposal to increase the authorization by 500 million shares. So, I might go on a bit of a filibuster here, not because I want to filibuster, but because you give me a perfect opportunity to explain what’s going on. I also intend to make one brand new announcement right now that is unknown to anyone heretofore.

TREMAYNE COLLINS: Wow!

ADAM ARON: And because that’s big news, so we actually have to file this publicly today after this tape session airs. First of all, there’s confusion about what this share authorization means. Some people incorrectly think that that means that we will massively dilute the stock. We did this as a company once before.

TREMAYNE COLLINS: 2013, right?

ADAM ARON: In 2013, the board authorized approximately 500 million shares, the exact number doesn’t matter. The first time that any of those shares were used was the end of 2016 and early 2017 when we used approximately 32 million shares out of the 500 million or approximately 500 million.

TREMAYNE COLLINS: Right.

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ADAM ARON: To acquire and help us finance the acquisition Odeon, Nordic and Carmike, which turn AMC into the largest movie theater circuit in the world. And you know what happened to our share price back then, I went back and I looked.

TREMAYNE COLLINS: A fact checked it, too. Yeah.

ADAM ARON: Our share price in the early 2016 was around $17.00 share. We issued 32 million new shares. Remember, a half billion had been authorized, but they hadn’t been used.

TREMAYNE COLLINS: Right.

ADAM ARON: But, 3 years later, 32 million were used. Our share price almost doubled. Now, if you thought -- well, dilution is bad. Then, you were wrong, because foolish dilution is bad. Smart dilution is smart. And our share price went up to like $32.00, $33.00, $34.00 on the strength of the Carmike, Odeon and Nordic acquisitions, which we could not have done if we did not have those 32 million shares sitting in our pockets. You know the next time we used any of those shares?

TREMAYNE COLLINS: 2020, right?

ADAM ARON: The last days of September of 2020, another three-and-a-half years later. And we put about -- I want to say 300 million shares in the market. Had we not had the ability to put those 300 million shares in the market, our company would have collapsed financially, and the share price would have gone to zero. And of those 300 million shares, 250 million of those 300 million shares went out between December 14 and January 26. And again, if your theory is dilution is just bad, then if we put 250 million shares out in the market in the span of two months, I guess our share price should have fallen. What happened to our share price? Prior to the Reddit rally, the so-called Reddit rally, our share price tripled.

TREMAYNE COLLINS: Right.

ADAM ARON: Because yes, we diluted the stock, but we did it smartly for a good cause, which was to save the company. We did it at the right time. We did it at the right price and actually caused our share price to soar. It tripled between early January and late January because we raised the money, which was considered to be a very positive development for AMC. Now, that takes us-- there’s a history there that we’ve authorized shares, but we didn’t use them for years, and we only use them when it was smart to do so and when we needed to do so. And in both cases, we increased shareholder value as a result. Now, as we sit here today, from the old authorization, from back in the 2013 authorization, we have 43 million shares that we could use to raise capital, to raise cash if we needed to do so. In the current share price, you know, that could bring another $300 million, $400 million. Less if the share price went down, more if the share price went up. We think that’s probably all we need to get through the pandemic. So, why are we asking for another authorization for 500 million additional shares?

TREMAYNE COLLINS: Right.

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ADAM ARON: The answer is because companies don’t do this with a five-week or five-month timeframe. They do it with a five-year timeframe. They do it with a seven-year timeframe. They do it with a ten-year timeframe. When these 43 million shares are exhausted, we will have none left and we lose an arrow in our quiver. We lose a tool in our toolkit. We will no longer have the optionality and the flexibility to be able to issue shares if issuing shares is in the best interests of shareholders. And so looking ahead for the next 5 to 10 years, we authorized -- we’ve asked the shareholders to authorize more shares. That doesn’t mean that we will issue them.

TREMAYNE COLLINS: Right.

ADAM ARON: But remember the last time we did this, we didn’t issue any shares for three-and-a-half years. We didn’t issue any shares after that for three-and-a-half years more. And that’s what’s going on here. We’re not asking the shareholders to authorize the shares so we can flood the market with them. That would be crazy and foolish, and there are two things that I know that we’re not. We’re not crazy and we’re not fools. So, I told you who’s going to make some news. Here we go.

TREMAYNE COLLINS: I’m very excited for this.

ADAM ARON: We are going to pledge right now today publicly and we will file this publicly so it will be binding on us, because you can’t announce intentions and then not carry through it, we hereby pledge at AMC that if the shareholders approve this authorization for 500 million new shares to be issued we will not use one of those 500 million shares in calendar year 2021. Not one.

TREMAYNE COLLINS: That’s huge news.

ADAM ARON: Not one.

TREMAYNE COLLINS: Wow! People -- because that’s where they’re concerned. Adam, that’s been a hugest concern with this. You can’t be a stranger to the short squeeze phenomenon. It was addressed in some filings and people were really nervous about it. They were like what happens if this kills all the momentum of the potential to essentially bleed short positions because it’s -- you know, that hedge funds are short on the stock and wow! Holy cow! I got my heartbeat and I can’t --

ADAM ARON: What I don’t want to do is I don’t want to get too far in the weeds.

TREMAYNE COLLINS: No, I’m not asking that from you.

ADAM ARON: I know you’re not. But, I’m still going to kind of act like a real CEO and not talk about it.

TREMAYNE COLLINS: Right, I got you.

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ADAM ARON: But, what I do know is if we need to raise some cash in the short term, remember we already have 43 million shares that are out there that were authorized in year 2013.

TREMAYNE COLLINS: Right.

ADAM ARON: That we could use it if we wish to raise some cash if we decide that’s a good idea. We have made no decisions yet. We are thinking about it, but, we haven’t made any decisions yet. But, I’m just hereby pledging, we will not use a single one of these 500 million additional shares in calendar 2021. I’ve read some of the stuff that’s coming out of the voices of retail investors, and they’re saying things like, yea we get it, the 500 million share authorization might be good for the company, but in long-term, we’re really much more concerned what’s going to happen in the next month or two or three. Well, I can take that whole issue off the table. I’m just telling you right now, AMC will not use any of these 500 million new shares in calendar ’21, just will not do it, and that’s not only a pledge that I’m making on Trey’s Trades or as your backwards Twitter-handle TradesTreys- it’s strange. It’s very confusing, by the way.

TREMAYNE COLLINS: I know.

ADAM ARON: The differences of pledge I make here, we’re going to make that publicly also today. But remember, we’re asking for these shares because we believe that if shareholders give us as a manager team, who I think you basically trust, we proven to be pretty adept so far.

TREMAYNE COLLINS: Right.

ADAM ARON: If you give us the flexibility to use those shares when it make sense for you, the shareholder, that’s when we’ll use them and not before. And let me tell you, and remember the last time we did this, we didn’t use shares for three-and-a-half years.

TREMAYNE COLLINS: Right.

ADAM ARON: We didn’t use shares for three-and-a-half years again after that. But, let me give you --

TREMAYNE COLLINS: You still there, Adam?

ADAM ARON: And we could use stock as a currency. Well, that could be very attractive. We trade on the open market at a multiple, from anywhere from 7 to 13 times our EBITDA on the public markets. What happens if you could buy another company at four, five times EBITDA? But if you can buy a company at four or five times EBITDA and trade it 7 or 9 or 10 or 12 times EBITDA, the arbitrage on that-- You make money on day one plus because we already exist and we already have a big overhead. We can probably absorb another movie theater circuit and get rid of their overhead and use our existing overhead. So, we can be more efficient and drive even more EBITDA and more earnings on an acquired movie theater circuit.

TREMAYNE COLLINS: Right.

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ADAM ARON: But, the only way I’m going to pull that off in the short-term with this pandemic hanging around our head is if I have stock to do so. If the shareholders don’t give us the authorization to use stock in that way, then wave goodbye to the acquisition opportunities where we can make kind of instant money for our shareholders, great instant value for our shareholders just on the strength of an acquisition. So, that’s one example. Another example, we have a hundreds of millions of dollars of public debt today trading on a substantial discount to this face value in that debt. We have a couple of billion dollars of debt trading at a small discount to their face value today. What if we could use stock to buy back some of that debt at a discount? I’m not predicting that we can. I’m not predicting that we will. But what I am saying is that if the shareholders make this vote in the affirmative, then at least we’ll have the flexibility an optionality to think about it. And if we can pull it off, that would create instant value for our shareholders. The value of buying back the debt at a minor or major discount, It would be accretive. It would be far more valuable to the shareholder than the dilution that would accompany it, and we’re not doing this in a vacuum. We have some of the smartest financial advisors in the United States who were telling us when we should do some things and when we shouldn’t do things, but even if you could buy it back at a big discount, if you don’t know what the resources are doing, it doesn’t matter

TREMAYNE COLLINS: Right.

. . .

ADAM ARON: If we need to move on an instant, we should have this optionality, we should have this flexibility this is in the interest of all AMC shareholders, and I am voting every single one of my shares in favor of this move, and so there are just a whole host of reasons why the shareholders should want us to have this flexibility, and all this fear, uncertainty, and doubt that we’re going to somehow dump these shares on the market in the next couple of weeks or couple of months, which might interfere with the investment thesis of some of your subscribers. I just told you, we just made a separate pledge we are not going to do that.

. . .

ADAM ARON: So, I encourage you all to vote in the affirmative. And if you voted no, which I happen to know that you did, Trey.

. . .

ADAM ARON: It’s not too late for you to change your mind, because even if you’ve already voted, you can change your vote, all the way up to May 4, and again if you voted no, I would encourage you to revote and vote yes. If you haven’t voted yet, I would encourage you to vote yes, and I’m voting on my shares yes. And again, I’m telling you why, because you’re arming your management with increased tools and resources that we can use in a good-faith effort with the trust that we’ve already kind of established with you all, for your benefit, for the benefit of increasing shareholder value, and your concerns that we might do anything in the short-term, with these 500 million shares, I just took them of the table.

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. . .

TREMAYNE COLLINS: I have one question regarding the vote though. So, if people don’t decide to vote, they don’t vote yes, they don’t vote no, I’ve seen some, you know, some readings saying that your brokerage firm may vote for you. Do you know what that process looks like? Are you able to speak on that at all or what that would look like, if it’s somebody who did not cast their own vote?

ADAM ARON: I can. Some brokerage firms will cast votes in the same percentages as those who did vote, voted, but the brokerage firms that your subscribers tend to use often do not do that. And so, if you do not vote, that is a no-vote, because in this case on this matter of shareholders authorizing the shares, we do not need a majority of the votes that are cast, we need a majority of the votes that are outstanding. So, if it’s a yes vote, obviously it’s a yes vote, if it’s a no vote, obviously it’s a no vote, but if it’s not a vote and it’s not a yes vote, so it essentially counts as a no vote.

TREMAYNE COLLINS: Right.

ADAM ARON: So, I encourage all AMC shareholders, take a position. If you think this is a good idea for shareholders, you should vote yes. If you think this is a bad idea for shareholders, I think you’re wrong, but that’s your view, then you should vote no, but don’t waste your vote by not voting, because that will automatically be counted as a no vote.

. . .

ADAM ARON: So, here’s the new information that’s out. Number one, I’ve given you four different examples of how we might use the money -- not the money, the shares, for the benefit of shareholders. That may not be new information to the whole universe, but I think it’s new information to a lot of your retail investors.

TREMAYNE COLLINS: Right.

ADAM ARON: Second, I tried to clarify that just voting yes to authorize shares, does not mean those shares get issued.

TREMAYNE COLLINS: Right, a hundred percent.

ADAM ARON: Third, I reminded everybody that in past history, the last time this was done, the company did not use a single one of those shares for three and a half years and did not use another single one of those shares for another three and a half years. So, this is much more of a long-term play. You know, I did see something, one comment that, “Well, why are they asking for so many shares? If they had asked for a 100 million shares, I would have voted yes, but this is for 500 million shares so we voted no.”

TREMAYNE COLLINS: Right.

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ADAM ARON: Well, why do we have so many shares? Because it costs a lot of money to go get these shareholder elections done. So, we might as well ask for a five to ten year supply. Now, could we use all of those shares on January 2 of ‘22? I guess we could, but would it be smart to? No, it wouldn’t be smart to.

TREMAYNE COLLINS: Right.

ADAM ARON: So, again, this new information is we’ve done this before and you should not expect that all these shares are going to hit the market anytime soon. Then also, the real new information of the day, of course, is that we’re not going to use a single one of these 500 million new shares in calendar 2021. If we need the new shares, we have 43 million shares that are sitting out there that we could use right now, but right now, caveated solely by the fact we’d still have to go to the SEC and do the appropriate filings, which of course we would if we do anything, but we’re not going to use any of these 500 million shares this year, and that puts us beyond this short-term thinking that some of your retail investor friends are focused on at the moment.

. . .

ADAM ARON: Certainty is we’re not going to use any of these shares in calendar ‘21, but the fear and doubt, you know there were people speculating we were going to put all these 500 million shares out right away. I don’t – I’m a shareholder myself.

TREMAYNE COLLINS: Yeah. Right.

ADAM ARON: Why would we do that? You know, the other bit of new information may be that this management team that we’ve assembled at AMC is a pretty good team, and we’ve demonstrated that we can navigate the capitalist system pretty well for AMC shareholders, and the fears and the doubt surrounding would we flood the market with shares, that would not be a smart thing to do and we tend to want to only do smart things.

. . .

ADAM ARON: I don’t care whether you have 8 shares or 80 shares, or 800 shares, or 8,000, shares or 80,000 shares. On these proxy issues, vote your shares. Every share matters. We’ve all seen these political elections where in a country of 300 million people, like 500 votes are determining a presidential election or, you know, 50 votes are choosing who’s a senator in a state, or I think it was 300 was in Minnesota or somewhere or other. Like, every vote counts. So, whether you’re a big shareholder or a medium-sized shareholder, or a small shareholder, vote your shares.

. . .

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Additional Information and Where to Find It

This communication may be deemed solicitation material in respect of the Annual Meeting of stockholders (the “Annual Meeting”) of AMC Entertainment Holdings, Inc. (“AMC” or the “Company”). This communication does not constitute a solicitation of any vote or approval. In connection with the Annual Meeting, the Company plans to file with the Securities and Exchange Commission (the “SEC”) and mail or otherwise provide to its stockholders a proxy statement regarding the business to be conducted at the Annual Meeting. The Company may also file other documents with the SEC regarding the business to be conducted at the Annual Meeting. This document is not a substitute for the proxy statement or any other document that may be filed by the Company with the SEC.

BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED BY THE COMPANY WITH THE SEC IN CONNECTION WITH THE BUSINESS TO BE CONDUCTED AT THE ANNUAL MEETING BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE BUSINESS TO BE CONDUCTED AT THE ANNUAL MEETING BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE BUSINESS TO BE CONDUCTED AT THE ANNUAL MEETING.

Stockholders may obtain a free copy of the proxy statement and other documents the Company files with the SEC (when available) through the website maintained by the SEC at www.sec.gov. The Company makes available free of charge on its investor relations website at www.investor.amctheatres.com copies of materials it files with, or furnishes to, the SEC.

Participants in the Solicitation

The Company and its directors, executive officers and certain employees and other persons may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the business to be conducted at the Annual Meeting. Security holders may obtain information regarding the names, affiliations and interests of the Company’s directors and executive officers in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which was filed with the SEC on March 12, 2021 (the “2021 Form 10-K”). To the extent the holdings of the Company’s securities by the Company’s directors and executive officers have changed since the amounts set forth in the Company’s 2021 Form 10-K, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

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Forward Looking Statements

This communication includes “forward-looking statements” within the meaning of the federal securities laws. In many cases, these forward-looking statements may be identified by the use of words such as “will,” “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “indicates,” “projects,” “goals,” “objectives,” “targets,” “predicts,” “plans,” “seeks,” and variations of these words and similar expressions. Examples of forward-looking statements include statements we make regarding the impact of COVID-19, future attendance levels and our liquidity. Any forward-looking statement speaks only as of the date on which it is made. These forward-looking statements may include, among other things, statements related to AMC’s current expectations regarding the performance of its business, financial results, liquidity and capital resources, and the impact to its business and financial condition of, and measures being taken in response to, the COVID-19 virus, and are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks, trends, uncertainties and other facts that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks, trends, uncertainties and facts include, but are not limited to, risks related to: AMC’s ability to obtain additional liquidity, which if not realized or insufficient to generate the material amounts of additional liquidity that will be required unless it is able to achieve more normalized levels of operating revenues, likely would result in AMC seeking an in-court or out-of-court restructuring of its liabilities; the potential impact of AMC’s existing or potential lease defaults; the impact of the COVID-19 virus on AMC, the motion picture exhibition industry, and the economy in general, including AMC’s response to the COVID-19 virus related to suspension of operations at theatres, personnel reductions and other cost-cutting measures and measures to maintain necessary liquidity and increases in expenses relating to precautionary measures at AMC’s facilities to protect the health and well-being of AMC’s customers and employees; AMC’s significant indebtedness, including its borrowing capacity and its ability to meet its financial maintenance and other covenants; the manner, timing and amount of benefit AMC receives under the CARES Act or other applicable governmental benefits and support; the impact of impairment losses; motion picture production and performance; AMC’s lack of control over distributors of films; intense competition in the geographic areas in which AMC operates; increased use of alternative film delivery methods or other forms of entertainment; shrinking exclusive theatrical release window; AMC Stubs A-List not meeting anticipated revenue projections; general and international economic, political, regulatory and other risks; limitations on the availability of capital; AMC’s ability to refinance its indebtedness on favorable terms; availability of financing upon favorable terms or at all; risks relating to impairment losses, including with respect to goodwill and other intangibles, and theatre and other closure charges; and other factors discussed in the reports AMC has filed with the SEC. Should one or more of these risks, trends, uncertainties or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of risks, trends and uncertainties facing AMC, see the section entitled “Risk Factors” in the Company’s 2021 Form 10-K filed with the SEC, and the risks, trends and uncertainties identified in its other public filings. AMC does not intend, and undertakes no duty, to update any information contained herein to reflect future events or circumstances, except as required by applicable law.

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